Exhibit (n)(4)

SCHEDULE I, DATED JULY 18, 2013, TO MULTIPLE CLASS OF SHARES PLAN FOR

FIDELITY CONSERVATIVE INCOME BOND FUNDS, DATED JULY 18, 2013

FIDELITY SALEM STREET TRUST

FUND/CLASSES OFFERED	SALES CHARGE	DISTRIBUTION FEE (as a percentage of average net assets)	SHAREHOLDER SERVICE FEE (as a percentage of average net assets)
Fidelity Conservative Income Bond Fund:
Fidelity Conservative Income Bond Fund	none	none	none
Institutional Class	none	none	none

FIDELITY MUNICIPAL TRUST

FUND/CLASSES OFFERED	SALES CHARGE	DISTRIBUTION FEE (as a percentage of average net assets)	SHAREHOLDER SERVICE FEE (as a percentage of average net assets)
Fidelity Conservative Income Municipal Bond Fund:
Fidelity Conservative Income Municipal Bond Fund	none	none	none
Institutional Class	none	none	none